CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Floating Rate Notes due 2029	$12,000,000	$669.60

Final Terms No. 122 Registration Statement No. 333-156423 Dated June 8, 2009 Filed pursuant to Rule 424(b)(2)

INTEREST RATE STRUCTURED PRODUCTS
Senior Floating Rate Notes due 2029
Leveraged CMS Curve and S&P 500® Index Linked Callable Notes
As further described below, interest will accrue on the notes (i) in Years 1 and 2: at a rate of 12.00% per annum and (ii) in Years 3 to maturity: subject to our redemption right and so long as the index closing value of the S&P 500® Index is at or above the S&P 500 reference strike on the related interest determination date, at a variable per annum rate equal to 8 times the difference, if positive, between the 30-Year Constant Maturity Swap Rate ("30CMS") and the 2-Year Constant Maturity Swap Rate ("2CMS") for that interest payment period, subject to a maximum interest rate of 25% per annum in any quarterly interest payment period. The notes provide the opportunity to receive an above-market interest rate in Years 1 and 2; however, the notes will not accrue any interest in any quarter in Years 3 to maturity in which the S&P 500 index level is less than the S&P 500 reference strike or the CMS reference index level is equal to or less than the CMS reference strike. We have the right to redeem the notes on any interest payment date on or after June 22, 2011. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities – Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$12,000,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	June 8, 2009
Original issue date:	June 22, 2009 (10 business days after the pricing date)
Maturity date:	June 22, 2029
Interest accrual date:	June 22, 2009
Principal protection:	100%
S&P 500 index level:[1]	The index closing value of the S&P 500® Index. Please see “Additional Provisions” beginning on page 2.
CMS reference index level:	30CMS minus 2CMS. Please see “Additional Provisions” beginning on page 2.
Interest:
Original issue date to but excluding June 22, 2011:  12.00% per annum
June 22, 2011 to but excluding the maturity date or any earlier redemption date (the “variable interest rate period”): For each interest payment period, so long as the index closing value of the S&P 500® Index is at or above the S&P 500 reference strike on the related interest determination date, a variable per annum rate equal to:

leverage factor times the CMS reference index level (if positive), subject to the maximum interest rate.

For the purpose of determining the S&P 500 index level and the CMS reference index level applicable to an interest payment period, the S&P 500 index level and the CMS reference index level will be determined on the related interest determination date, as set forth below.
If the S&P 500 index level is less than the S&P 500 reference strike or the CMS reference index level is equal to or less than the CMS reference index level on the related interest determination date, interest will accrue at a rate of 0.00% for that interest payment period.

Leverage factor:	8
S&P 500 reference strike:	650
CMS reference strike:	0.00%
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each March 22, June 22, September 22 and December 22, beginning September 22, 2009; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each March 22, June 22, September 22 and December 22, beginning June 22, 2011
Interest determination dates:
S&P 500 index level: two (2) index business days prior to the related interest reset date. CMS reference index level: two (2) U.S. government securities business days prior to the related interest reset date.

Maximum interest rate:	25.00% per annum in any quarterly interest payment period
Minimum interest rate:	0.00% per annum
Redemption:
Beginning June 22, 2011, we have the right to redeem the notes on any interest payment date and pay to you 100% of the stated principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption.  If we decide to redeem the notes, we will give you notice at least 5 business days before the redemption date specified in the notice.

Redemption dates:	June 22, 2011, and on each interest payment date thereafter.
Day-count convention:	30/360
Specified currency:	U.S. dollars
CUSIP:	617482FW9
ISIN:	US617482FW96
Book-entry or certificated note:	Book-entry
Business day:	New York
Agent: Morgan Stanley & Co. Incorporated	Calculation agent: Morgan Stanley Capital Services Inc.	Trustee: The Bank of New York Mellon
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to company
Per Note	100%	3%	97%
Total	$12,000,000	$360,000	$11,640,000
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
you should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement dated December 23, 2008                                    Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Senior Floating Rate Notes due 2029
Leveraged CMS Curve and S&P 500 Index Linked Callable Notes

Additional Provisions

What are the 30-Year and 2-Year Constant Maturity Swap Rates?

The 30-Year Constant Maturity Swap Rate (which we refer to as "30CMS") is, on any day, the fixed rate of interest payable on an interest rate swap with a 30-year maturity as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day.  This rate is one of the market-accepted indicators of longer-term interest rates.

The 2-Year Constant Maturity Swap Rate (which we refer to as "2CMS") is, on any day, the fixed rate of interest payable on an interest rate swap with a 2-year maturity as published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 and reported on Reuters Page ISDAFIX1 or any successor page thereto at 11:00 a.m. New York City time on that day. This rate is one of the market-accepted indicators of shorter-term interest rates.

An interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity, in order to receive a floating rate (paid quarterly) equal to 3-month LIBOR for that same maturity.

CMS Rate Fallback Provisions

If 30CMS or 2CMS is not displayed by 11:00 a.m. New York City time on the Reuters Screen ISDAFIX1 Page on any day on which the level of the reference index must be determined, the rate for such day will be determined on the basis of the mid-market semi-annual swap rate quotations to the calculation agent provided by five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 a.m., New York City time, on such day, and, for this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. Dollar interest rate swap transaction with a term equal to the applicable 30 year or 2 year maturity commencing on such day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to USD-LIBOR-BBA with a designated maturity of three months.  The calculation agent will request the principal New York City office of each of the Reference Banks to provide a quotation of its rate.  If at least three quotations are provided, the rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest).  If fewer than three quotations are provided as requested, the rate will be determined by the calculation agent in good faith and in a commercially reasonable manner.

U.S. Government Securities Business Day

U.S. government securities business day means any day except for a Saturday, Sunday or a day on which The Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

The S&P 500® Index

The S&P 500® Index (the “S&P 500 index”), which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500 index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  The S&P 500 index is described under “Annex A—The S&P 500 Index” herein.

Index Closing Value Fallback Provisions

For any interest determination date, the index closing value for the S&P 500 index on any calendar day will equal the index closing value of the S&P 500 index as published on Bloomberg under ticker symbol “SPX,” or in the case of any successor index, the Bloomberg ticker symbol for any such successor index, at the regular weekday close of trading on that calendar day, as determined by the calculation agent; provided that if a market disruption event with respect to the S&P 500 index occurs on any interest determination date or if any such interest determination date is not an index business day, the index closing value of

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Leveraged CMS Curve and S&P 500 Index Linked Callable Notes

the S&P 500 index for such interest determination date will be the index closing value of the S&P 500 index on the immediately preceding index business day on which no market disruption event has occurred. In certain circumstances, the index closing value shall be based on the alternate calculation of the S&P 500 index described under “Discontinuance of the S&P 500 Index; Alteration of Method of Calculation.”

“Index business day” means a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for the S&P 500 index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

“Relevant exchange” means the primary exchange(s) or market(s) of trading for (i) any security then included in the S&P 500 index, or any successor index, and (ii) any futures or options contracts related to the S&P 500 index or to any security then included in the S&P 500 index.

Market Disruption Event

Market disruption event means, with respect to the S&P 500 index, the occurrence or existence of any of the following events, as determined by the calculation agent in its sole discretion: (i)(a) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the S&P 500 index (or the successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange; or (b) a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the S&P 500 index (or the successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or (c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the S&P 500 index (or the successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and (ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of the issuer or any of its affiliates to unwind or adjust all or a material portion of the hedge position with respect to this issuance of the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the S&P 500 index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 index shall be based on a comparison of (x) the portion of the value of the S&P 500 index attributable to that security relative to (y) the overall value of the S&P 500 index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred:  (1) a limitation on the hours or number of days of trading shall not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund shall not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange traded funds on the S&P 500 index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds shall constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the S&P 500 index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the S&P 500 index are traded shall not include any time when such securities market is itself closed for trading under ordinary circumstances.

Discontinuance of the S&P 500® Index; Alteration of  Method of Calculation

If S&P discontinues publication of the S&P 500 index and S&P or another entity (including the agent) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a “successor index”), then any subsequent index closing value shall be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

If the publication of the S&P 500 index is discontinued and such discontinuance is continuing at any time when an index closing value is to be determined and the calculation agent determines, in its sole discretion, that no successor index is available at such

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Leveraged CMS Curve and S&P 500 Index Linked Callable Notes

time, then the calculation agent will determine the index closing value at such time in accordance with the formula for calculating the S&P 500 index last in effect prior to such discontinuance, without rebalancing or substitution, using the price at such time (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the price that would have prevailed but for such suspension or limitation) of each security most recently comprising the S&P 500 index on the relevant exchange.

Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 index may adversely affect the value of the notes.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to the issuer and to The Depository Trust Company ("DTC"), as holder of the notes, within three trading days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, as applicable, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If at any time the method of calculating the S&P 500 index or a successor index, or the value thereof, is changed in a material respect, or if the S&P 500 index or a successor index is in any other way modified so that such index does not, in the sole opinion of the calculation agent, fairly represent the value of the S&P 500 index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at any time at which the index closing value is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the S&P 500 index or a successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will determine the index closing value, as adjusted.  Accordingly, if the method of calculating the S&P 500 index or a successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the S&P 500 index), then the calculation agent will adjust such index in order to arrive at a value of the S&P 500 index or such successor index as if it had not been modified (i.e., as if such split had not occurred).

“Trading day” means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The NASDAQ Stock Market LLC, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Contact Information

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between the 30CMS and the 2CMS for the period from January 1, 1995 to June 8, 2009.  The historical difference between the 30CMS and the 2CMS should not be taken as an indication of the future performance of the CMS reference index level.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the S&P 500 index level, the leverage factor or our redemption right.  We cannot give you any assurance that the CMS reference index level will be positive on any interest determination date during the variable interest rate period.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The bold line in the graph indicates the CMS reference strike of 0.00%

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Leveraged CMS Curve and S&P 500 Index Linked Callable Notes

The S&P 500® Index

The following table sets forth the published high and low S&P 500 index closing values, as well as end-of-quarter index closing values, for the index for each quarter in the period from January 1, 2004 through June 8, 2009.  The graph following the table sets forth the daily index closing values of the S&P 500 index for the period from January 1, 1995 through June 8, 2009.  The index closing value of the S&P 500 index on June 8, 2009 was 939.14.  The historical values of the S&P 500 index should not be taken as an indication of future performance, and we cannot give you any assurance that the S&P 500 index level will be higher than the S&P 500 reference strike on any interest determination date during the variable interest rate period.  The graph below does not reflect the return the notes would have had during the periods presented because it does not take into account the CMS reference index level, the leverage factor or our redemption right.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,226.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.26	1,264.78	1,294.83
Second Quarter	1,326.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.26
2009
First Quarter	934.70	676.53	797.87
Second Quarter (through June 8, 2009)	944.74	811.08	939.14

* The bold line in the graph indicates the S&P 500 reference strike of 650

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Leveraged CMS Curve and S&P 500 Index Linked Callable Notes

Hypothetical Examples

The table below presents examples of hypothetical interest that would accrue on the notes during the variable interest rate period.  The example below is for purposes of illustration only. The actual interest payments will depend on the actual CMS reference index level and S&P 500 index level on each interest determination date.  The applicable interest rate for each interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.  Whether or not you would receive interest at the hypothetical interest rates below would depend on whether or not we determine to exercise our redemption right prior to the interest payment period in which such interest rates would take effect.

Example	Hypothetical CMS Reference Index Level	Is the S&P 500 Index Level at or Above the S&P 500 Reference Strike?	Hypothetical Interest Rate (per annum)	Hypothetical Quarterly Interest Payment
1	-4.625%	YES	0.00%	$0.00
2	-4.125%	YES	0.00%	$0.00
3	-3.625%	YES	0.00%	$0.00
4	-3.125%	NO	0.00%	$0.00
5	-3.000%	YES	0.00%	$0.00
6	-2.500%	YES	0.00%	$0.00
7	-2.000%	YES	0.00%	$0.00
8	-1.500%	YES	0.00%	$0.00
9	-1.000%	YES	0.00%	$0.00
10	-0.500%	YES	0.00%	$0.00
11	0.00%	YES	0.00%	$0.00
12	0.500%	YES	4.00%	$10.00
13	1.000%	YES	8.00%	$20.00
14	1.500%	YES	12.00%	$30.00
15	2.000%	NO	0.00%	$0.00
16	2.500%	YES	20.00%	$50.00
17	3.000%	NO	0.00%	$0.00
18	3.125%	YES	25.00%	$62.50
19	3.625%	NO	0.00%	$0.00
20	4.125%	NO	0.00%	$0.00
21	4.625%	YES	25.00%	$62.50
22	5.000%	YES	25.00%	$62.50

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the Leveraged Callable CMS Curve and S&P 500 Index Linked Notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in 30CMS and 2CMS, fluctuations in the S&P 500 index, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

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The Amount Of Interest Payable On The Notes Is Uncertain And Could Be 0.00%. During the variable interest rate period, the amount of interest payable on the notes in any interest payment period will be dependent on whether and the extent to which 30CMS is greater than 2CMS and whether the S&P 500 index level is at or above 650 on the related interest determination date.  If 2CMS is equal to or greater than 30CMS, or if the S&P 500 index is less than 650 on any interest determination date, the rate of interest payable for the related interest payment period will be 0.00%.  As a result, the effective yield on the notes may be less than what would be payable on conventional, fixed-rate redeemable notes of the issuer of comparable maturity.  The interest payments on the notes and return of only the principal amount at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

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The Amount Of Interest Payable On The Notes In Any Quarter Is Capped.  The interest rate on the notes for each quarterly interest payment period during the variable interest rate period is capped for that quarter at the maximum interest rate of 25% per annum, and, due to the leverage factor, you will not get the benefit of any increase in the CMS reference index level above a level of approximately 3.125% on any interest determination date (equal to a maximum quarterly interest payment of $62.50 for each $1,000 stated principal amount of notes).  Accordingly, you could receive less than 25% per annum interest for any given full year even when the CMS reference index level increases substantially in a quarterly interest payment period during that year if the CMS reference index level in the other quarters in that year does not also increase substantially, or if the S&P 500 index level is not at or above the S&P 500 reference strike so that you do not receive interest for that quarterly interest payment period, as you will not receive the full benefit of the increase in the CMS reference index level in the outperforming quarter due to the interest rate cap.

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Early Redemption Risk. The issuer retains the option to redeem the notes on any interest reset date on or after June 22, 2011.  It is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the CMS reference index level and the S&P 500 index level during the term of the notes results in an amount of interest payable that is greater than instruments of a comparable maturity and credit rating trading in the market.  If the notes are redeemed prior to their stated maturity date, you will receive no further benefit from the leverage factor and you may have to re-invest the proceeds in a lower rate environment.

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Investors are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, redemption dates and at maturity, and, therefore, investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

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The Price At Which The Notes May Be Resold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.  Some of these factors include, but are not limited to: (i) changes in the levels of 30CMS, 2CMS and the S&P 500 index level, (ii) volatility of 30CMS, 2CMS and the S&P 500 index, (iii) changes in U.S. interest and swap rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.  Primarily, to the extent that the S&P 500 index level remains below the S&P 500 reference strike and/or the CMS reference index level

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remains at or below the CMS reference strike, the market value of the notes may decrease and you are likely to receive substantially less than 100% of the issue price if you wish to sell your notes at such time.

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The Inclusion Of Commissions And Projected Profit From Hedging In The Original Issue Price Is Likely To Adversely Affect Secondary Market Prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley & Co. Incorporated (“MS & Co.”) is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The Notes Will Not Be Listed on Any Securities Exchange and Secondary Trading May be Limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Issuer or Its Affiliates are Market Participants.  The issuer or one or more of their respective affiliates may, at present or in the future, publish research reports with respect to movements in interests rates generally or each of the components making up the reference index specifically. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.

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Economic Interests of the Calculation Agent may be Potentially Adverse to the Investors. Morgan Stanley Capital Services, Inc., the calculation agent, is an affiliate of the issuer. Any determinations made by the calculation agent may adversely affect the payout to investors.

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The Historical Performance Of 30CMS, 2CMS and the S&P 500 Index Are Not An Indication Of Their Future Performance.  The historical performance of 30CMS and 2CMS and the S&P 500 index should not be taken as an indication of their future performance during the term of the notes.  Changes in the levels of 30CMS, 2CMS and the S&P 500 index will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.  There can be no assurance that the CMS reference index level will be positive and the S&P 500 index level will be equal to or greater than the S&P 500 reference strike on any interest determination date during the variable interest rate period.  Furthermore, the historical performance of the CMS reference index level and the S&P 500 index level do not reflect the return the notes would have had because they do not take into account each others’ performance, the leverage factor or our redemption right.

S&P 500 Index Specific Risk Factors

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Adjustments to the S&P 500 Index Could Adversely Affect the Value of the Notes.  The publisher of the S&P 500 index can add, delete or substitute the stocks underlying the S&P 500 index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the S&P 500 index. Any of these actions could adversely affect the value of the notes.  The publisher of the S&P 500 index may discontinue or suspend calculation or publication of the S&P 500 index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  The calculation agent could have an economic interest that is different than that of investors in the notes insofar as, for example, the

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calculation agent is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.  If the calculation agent determines that there is no appropriate successor index, on any day on which the index closing value is to be determined, the index closing value for such day will be based on the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent, in accordance with the formula for calculating the index closing value last in effect prior to discontinuance of the S&P 500 index.

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You Have No Shareholder Rights. As an investor in the notes, you will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 index.

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Investing in the Notes is not Equivalent to Investing in the S&P 500 Index or the Stocks Underlying the S&P 500 Index.  Investing in the notes is not equivalent to investing in the S&P 500 index or its component stocks.

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Hedging and Trading Activity by the Calculation Agent and its Affiliates Could Potentially Adversely Affect the Value of the S&P 500 Index.  The calculation agent and other of its affiliates will carry out hedging activities related to the notes (and possibly to other instruments linked to the S&P 500 index or its component stocks), including trading in the stocks underlying the S&P 500 index as well as in other instruments related to the S&P 500 index.  The calculation agent and some of its other subsidiaries also trade in the stocks underlying the S&P 500 index and other financial instruments related to the S&P 500 index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the day the notes are priced for initial sale to the public could potentially decrease the index closing value of the S&P 500 index, thus increasing the risk that the S&P 500 index level will be less than the S&P 500 reference strike during the term of the notes.

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Supplemental Information Concerning Plan of Distribution

We expect to deliver the notes against payment therefor in New York, New York on June 22, 2009, which will be the 10th scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Tax Considerations

The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 4.2500% per annum, compounded quarterly; and the projected payment schedule with respect to a note consists of the following payments:

September 22, 2009	$30.00	September 22, 2014	$6.07	September 22, 2019	$5.95	September 22, 2024	$ 8.76
December 22, 2009	$30.00	December 22, 2014	$5.94	December 22, 2019	$6.00	December 22, 2024	$ 9.01
March 22, 2010	$30.00	March 22, 2015	$5.85	March 22, 2020	$6.02	March 22, 2025	$ 9.24
June 22, 2010	$30.00	June 22, 2015	$5.78	June 22, 2020	$6.11	June 22, 2025	$ 9.46
September 22, 2010	$30.00	September 22, 2015	$5.72	September 22, 2020	$6.16	September 22, 2025	$ 9.68
December 22, 2010	$30.00	December 22, 2015	$5.67	December 22, 2020	$6.24	December 22, 2025	$ 9.90
March 22, 2011	$30.00	March 22, 2016	$5.66	March 22, 2021	$6.31	March 22, 2026	$ 10.10
June 22, 2011	$30.00	June 22, 2016	$5.68	June 22, 2021	$6.39	June 22, 2026	$ 10.23
September 22, 2011	$ 9.91	September 22, 2016	$5.70	September 22, 2021	$6.48	September 22, 2026	$ 10.44
December 22, 2011	$ 9.05	December 22, 2016	$5.70	December 22, 2021	$6.59	December 22, 2026	$ 10.60
March 22, 2012	$ 8.40	March 22, 2017	$5.73	March 22, 2022	$6.71	March 22, 2027	$ 10.75
June 22, 2012	$ 7.95	June 22, 2017	$5.76	June 22, 2022	$6.82	June 22, 2027	$ 10.90
September 22, 2012	$ 7.59	September 22, 2017	$5.79	September 22, 2022	$7.00	September 22, 2027	$ 11.01
December 22, 2012	$ 7.27	December 22, 2017	$5.81	December 22, 2022	$7.17	December 22, 2027	$ 11.14
March 22, 2013	$ 7.07	March 22, 2018	$5.83	March 22, 2023	$7.36	March 22, 2028	$ 11.26
June 22, 2013	$ 6.90	June 22, 2018	$5.82	June 22, 2023	$7.59	June 22, 2028	$ 11.41
September 22, 2013	$ 6.76	September 22, 2018	$5.85	September 22, 2023	$7.80	September 22, 2028	$ 11.50
December 22, 2013	$ 6.60	December 22, 2018	$5.87	December 22, 2023	$8.03	December 22, 2028	$ 11.57
March 22, 2014	$ 6.43	March 22, 2019	$5.91	March 22, 2024	$8.27	March 22, 2029	$ 11.63
June 22, 2014	$ 6.23	June 22, 2019	$5.93	June 22, 2024	$8.52	June 22, 2029	$1,011.69

The “comparable yield” and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of original issue discount and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

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Annex A—The S&P 500 Index

The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by S&P.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).  An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.  The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the index closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

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Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor	=	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the notes.

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The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this document:

The notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the notes.  S&P has no obligation to take our needs or the needs of the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

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